Exhibit 10.1
CREDIT AGREEMENT
Between
R. G. Barry Corporation
as Borrower
and
The Huntington National Bank
As Lender
Dated as of March 1, 2011

i

ii

SCHEDULE 1	LITIGATION AND CONTINGENT OBLIGATIONS
SCHEDULE 2	SUBSIDIARIES AND OTHER INVESTMENTS
SCHEDULE 3	INDEBTEDNESS AND LIENS
SCHEDULE 4	ADDRESSES OF REAL PROPERTY OWNED OR LEASED BY THE BORROWER
SCHEDULE 5	UNFUNDED LIABILITIES
SCHEDULE 6	INTELLECTUAL PROPERTY PROCEEDINGS OR INTERFERENCE

EXHIBIT A	CLOSING AGENDA
EXHIBIT B	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT C	FORM OF REVOLVING CREDIT NOTE
EXHIBIT D	FORM OF TERM NOTE

iii

CREDIT AGREEMENT
This Credit Agreement, dated as of March 1, 2011, is by and between R. G. Barry Corporation and The Huntington National Bank.
Background Information
The Borrower has requested that the Lender extend Revolving Credit Loans and the Term Loan to the Borrower, and the Lender has agreed to do so, upon the terms and conditions hereinafter set forth.
Provisions
NOW, THEREFORE, in consideration of the provision of such credit facilities, the agreements and covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower do hereby agree as follows (except as otherwise provided herein, capitalized terms used herein are as defined in Article I):
ARTICLE I
Definitions
Section 1.1. Definitions.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Advance” means a borrowing hereunder made by the Lender on a Borrowing Date.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, extended, restated and replaced from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the [chief executive officer, president, chief financial officer or treasurer] of the Borrower, acting singly.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means R. G. Barry Corporation.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.4.
“Business Day” means (i) with respect to any borrowing, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means the occurrence of any of the following events:
(a) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in the Borrower on the Effective Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of voting shares of Borrower entitling such Person or group to exercise more than 25% of the combined voting power of Borrower’s outstanding shares of all classes in the election of directors, and such voting power enables, or has the ability to enable, such Person or “group” to control the management of the Borrower; or
(b) during any consecutive two-year period, individuals who, at the beginning of such period, constituted the board of directors of Borrower cease to constitute the majority of such board of directors unless the election or nomination for election of each new director was approved or recommended by a majority of the directors then still in office who were directors at the beginning of such period.
For purposes of this definition, a Person or group will be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
“Charges” shall have the meaning set forth in Section 8.23.
“Charter Documents” mean a Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, bylaws, code of regulations, articles of organization, operating agreement, certificate of limited partnership and partnership agreement.
“Class” means either a Revolving Credit Loan or a Term Loan.
“Closing Agenda” means the Closing Agenda prepared by the Lender, setting forth the required closing documentation and other items pursuant to Section 4.1, attached hereto as Exhibit B.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means the Revolving Credit Commitment, the Facility LC Commitment and/or the Term Commitment, as the context requires.
“Compliance Certificate” means a certificate in form and substance attached as Exhibit C.
“Consolidated EBITDA” means Consolidated Net Income, plus to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for all income and franchise taxes paid or accrued (iii) depreciation expense, (iv) amortization expense and (v) extraordinary losses incurred other than in the ordinary course of business, minus (y), to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.
“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries, calculated for the Borrower and its Subsidiaries on a consolidated basis for such period.
“Consolidated Net Worth” means at any time the sum of the consolidated shareholders’ equity of the Borrower and its Subsidiaries, plus (to the extent not included in consolidated shareholders’ equity) preferred stock, and excluding the amount of any pension plan related adjustments and charges, including market changes, made in accordance with accounting rules for the fiscal year ending June 27, 2009 and each fiscal year thereafter during the term of this Agreement, all determined in accordance with generally accepted accounting principles for the Borrower and its Subsidiaries on a consolidated basis.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.12.
“Default” means an event described in Article VII.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Enterprise Value” means the aggregate amount of the purchase price including, but not limited to, any assumed debt, earn-outs (to the extent a fixed and determinable obligation is incurred), deferred payments, covenant not to compete payments, consulting fees or similar arrangements.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Excluded Taxes” means, in the case of the Lender, taxes imposed on its overall net income by (i) the jurisdiction under the laws of which the Lender is incorporated or organized, or (ii) the jurisdiction in which the Lender’s principal executive office is located.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Facility LC” means a commercial or standby Letter of Credit issued by the Lender for the account of the Borrower pursuant to the terms of this Agreement and the applicable Facility LC Application.
“Facility LC Application” means a Letter of Credit application and agreement in the Lender’s customary form at any time with respect to a request to issue a Facility LC.
“Facility LC Commitment” means the obligation of the Lender to issue Facility LCs to the Borrower; provided that the maximum amount of Facility LC Obligations outstanding at any time shall not exceed $1,500,000, as such amount may be modified from time to time pursuant to the terms hereof. The Facility LC Commitment is a sublimit of, and not in addition to, the Revolving Credit Commitment.
“Facility LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount of all Facility LC Reimbursement Obligations at such time.
“Facility LC Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding hereunder and under the Facility LC Applications to reimburse the Lender for amounts paid by the Lender in respect of any one or more drawings under Facility LCs.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Columbus, Ohio time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.
“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA, to (ii) the current principal maturities of Consolidated Funded Debt, plus Consolidated Interest Expense, plus dividends and other distributions by the Borrower, plus income and franchise taxes, plus Minimum Required Cash Pension Contribution, all calculated for the Borrower and its Subsidiaries on a consolidated basis.
“Funded Debt Leverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the then most-recently ended four fiscal quarters, of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the most-recently ended four fiscal quarters, all calculated for the Borrower and its Subsidiaries on a consolidated basis.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
“Intellectual Property” means all business and trade names, trademarks, logos, service marks, brand names, patents, patent applications, copyrights, know how, trade secrets, processes, techniques, discoveries, inventions, developments, research, formulas, designs, confidential information, customer lists, software, technical information, data, plans and drawings, and other proprietary rights required for or incidental to a Person’s business or operations.
“Interest Period” means, with respect to a LIBO Rate Advance, a period of one, two or three months (for Revolving Credit Loans) or a period of one month (for the Term Loan) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two or three months thereafter (as applicable), provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month (as applicable), such Interest Period shall end on the last Business Day of such next, second or third succeeding month (as applicable). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Lender” means The Huntington National Bank, a national banking association, and its successors and assigns.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“LIBO Base Rate” shall mean the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related Interest Period, as determined by the Lender in its discretion based upon reference to information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by the Lender, such other reasonably comparable money rate service as the Lender may select) or upon information obtained from any other reasonable procedure, as of two Business Days prior to the first day of an Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all Reserve Requirements that is specified on the first day of each Interest Period, or any other regulations of any governmental authority having jurisdiction with respect thereto, as conclusively determined by the Lender, absent manifest error. If the LIBO Base Rate cannot be determined by the Lender at any time, the Lender shall determine an appropriate substitute interest rate which, until the time at which the LIBO Base Rate can again be determined, shall be deemed to be the LIBO Base Rate for all purposes hereunder.
“LIBO Rate” shall mean the rate per annum equal to the sum of (x) the LIBO Base Rate, plus (y) (i) 185 basis points (1.85%) with respect to the Term Loan, and (ii) 175 basis points (1.75%) with respect to the Revolving Credit Loan.
“LIBO Rate Advance” means an Advance which, except as otherwise provided in Section 2.8, bears interest at the applicable LIBO Rate.

“LIBO Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest at the applicable LIBO Rate.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan Documents” means this Agreement, the Notes issued pursuant to Section 2.9, and all other documents with respect to the Loans, as such documents may be amended, modified, supplemented, extended, restated and replaced from time to time.
“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.
“Material Contracts” means those contracts and agreements to which the Borrower or any of its Subsidiaries is a party which, in the event of a breach or violation thereof by the Borrower or any of its Subsidiaries, or in the event of a termination thereof (other than terminations by expiration at the end of the term thereof), could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” is defined in Section 7.1.5.
“Maximum Rate” shall have the meaning set forth in Section 8.23.
“Minimum Required Cash Pension Contribution” means the minimum required cash pension contribution the Borrower is required to make to its Plans as calculated by actuaries engaged by the Borrower.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Notes” means the Revolving Credit Note and the Term Note, together.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender or to any indemnified party arising under the Loan Documents in connection with the Loans.
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Taxes” is defined in Section 3.3(ii).
“Outstanding Credit Exposure” means, at any time, the sum of (i) the Outstanding Revolving Credit Exposure at such time, plus (ii) the aggregate principal amount of the Term Loans outstanding at such time.
“Outstanding Revolving Credit Exposure” means, at any time, the sum of (i) aggregate principal amount of the Revolving Credit Loans outstanding at such time, plus (ii) the Facility LC Obligations outstanding at such time.
“Participants” is defined in Section 8.19.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means an Acquisition which (i) satisfies each of the following conditions:
(a) the business to be acquired is in the business of accessory footwear or other fashion or functional accessory products or a substantially similar line of business,
(b) the Enterprise Value of such Acquisition does not exceed $10,000,000.00;
(c) if an equity interests Acquisition, the Borrower shall own no less than 51% of the voting power and equity interests, computed on a fully diluted basis, of the business to be acquired;
(d) any Indebtedness owed to the seller(s) of the business to be acquired shall be subordinated to the Loans, which subordination shall be in form and substance satisfactory to the Lender;

(e) no Default or Unmatured Default shall exist before or after giving effect to the Acquisition or be created as a result thereof; and
(f) the Borrower shall have provided to the Lender notice of the Acquisition at least 120 days prior to the closing of such Acquisition; or
(ii) prior to its consummation, the Acquisition is approved in writing by the Lender.
“Permitted Liens” is defined in Section 6.16.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 8.18.
“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Credit Loans to the Borrower, issue Facility LCs for the account of the Borrower and permit Facility LC Obligations to be outstanding in an aggregate amount not exceeding (i) $5,000,000 during the period commencing January 1st and ending June 30th of each calendar year, and (ii) $10,000,000 during the period commencing July 1st and ending December 31st of each calendar year, as such amount may be modified from time to time pursuant to the terms hereof.
“Revolving Credit Loans” means Loans made pursuant to Section 2.1.1.
“Revolving Credit Note” means the Note issued in connection with the Revolving Credit Loans pursuant to Section 2.9, in the form of Exhibit D.
“Revolving Credit Termination Date” means March 1, 2014, or any earlier date on which the Revolving Credit Commitment is otherwise terminated pursuant to the terms hereof.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower. For purposes of the representations and warranties made herein, each reference to a “Subsidiary” shall include any Subsidiary acquired in a Permitted Acquisition that has occurred prior to the time such representation or warranty is made or deemed made pursuant to the terms hereof.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as shown in the consolidated financial statements of the Borrower and it Subsidiaries most recently provided to the Lender pursuant to the terms hereof, or (ii) is responsible for more than 5% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Term Commitment” means the commitment of the Lender to make the Term Loan hereunder on the Effective Date in the maximum amount $30,000,000.
“Term Loan” means the Loan made pursuant to Section 2.1.3.
“Term Loan Payment Date” means the first day of each month.
“Term Loan Termination Date” means March 1, 2016.
“Term Note” means the Note issued in connection with the Term Loan pursuant to Section 2.9, in the form of Exhibit E.
“Transferee” is defined in Section 8.20.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unused Commitment Fee” is defined in Section 2.3.2.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
Section 1.2. Classification of Loans and Advances.
For purposes of this Agreement, Loans may be classified and referred to by Class (a Revolving Credit Loan or a Term Loan).
Section 1.3. Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.4. Accounting Terms; Agreement Accounting Principles.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time, provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.5. Termination of Existing Credit Agreement.
The existing Revolving Credit Agreement dated March 29, 2007 between the Borrower and the Lender, as amended, and all promissory notes issued in connection therewith, as amended, will be terminated as of the Effective Date and will be superceded and replaced by this Agreement and the other Loan Documents.
ARTICLE II
The Credits
Section 2.1. Commitments.
Section 2.1.1. Revolving Credit Commitment
From and including the Effective Date and prior to the Revolving Credit Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Credit Loans to the Borrower, and (b) issue Facility LCs upon the request of the Borrower, provided that, after giving effect to the making of each such Advance and the issuance of each such Facility LC, (x) the Outstanding Revolving Credit Exposure shall not exceed the Revolving Credit Commitment; and (y) the maximum amount of Facility LC Obligations outstanding at any time shall not exceed the Facility LC Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans at any time prior to the Revolving Credit Termination Date. The Revolving Credit Commitment shall expire on the Revolving Credit Termination Date. The Borrower may request the Lender increase the Revolving Credit Commitment by an amount up to $5,000,000. If the Lender consents to such increase of the Revolving Credit Commitment, in its sole discretion, such additional facility will be evidenced by a Note(s) delivered by the Borrower to the Lender and subject to the terms of this Agreement in accordance with its Class, and the Revolving Credit Commitment will be deemed to be amended to reflect such increase.
Section 2.1.2. Facility LC Commitment.
Upon the request of the Borrower and after receipt of a properly completed and signed Facility LC Application from the Borrower, the Lender agrees, on the terms and conditions set forth in this Agreement and the Facility LC Applications, to issue Facility LCs and to renew, extend, increase, decrease or otherwise modify each Facility LC, from time to time from and including the date of this Agreement until the 60th day prior to the Termination Date; provided that after giving effect to the issuance of or modification of such Facility LC, (x) the aggregate amount of Facility LC Obligations shall not exceed the Facility LC Commitment and (y) the Outstanding Revolving Credit Exposure shall not exceed the Revolving Credit Commitment. No Facility LC shall have an expiry date later than one year after its issuance. Facility LCs may have an expiry date after the Revolving Credit Termination Date provided that the Borrower has fully cash-collateralized any such Facility LCs by providing funds to the Lender not later than 10 Business Day prior to the Revolving Credit Termination Date in amounts equal to the aggregate of the stated amount of, and any unpaid fees, costs and expenses with respect to, any such Facility LCs. The Borrower shall pay to the Lender with respect to each Facility LC such fees as are in effect as the time of the issuance of each Facility LC and as required by the applicable Facility LC Application.

Section 2.1.3. Term Loan Commitment.
Subject to the terms and conditions set forth herein, the Lender agrees to make the Term Loan to the Borrower in a principal amount not exceeding the Term Commitment as follows: (i) $15,000,000 of the Term Loan will be disbursed to the Borrower on the Effective Date, and (ii) the remaining $15,000,000 of the Term Loan will be disbursed to the Borrower on March 31, 2011, or such earlier date as may be requested by the Borrower upon at least two Business Day’s prior written notice to the Lender. Amounts repaid in respect of the Term Loan may not be reborrowed.
Section 2.2. Termination of Commitments.
(i) Unless previously terminated, the Revolving Credit Commitment shall terminate on the Revolving Credit Termination Date.
(ii) Unless previously terminated, the Facility LC Commitment shall terminate on the Revolving Credit Termination Date.
(iii) Unless previously terminated or fully disbursed, the Term Commitment shall terminate on March 31, 2011.
Section 2.3. Fees.
Section 2.3.1. Facility Fees.
The Borrower agrees to pay to the Lender a facility fee with respect to (i) the Term Loan in the amount of $75,000, and (ii) the Revolving Credit Loan in the amount of $25,000. The fees shall be paid no later than the Effective Date.
Section 2.3.2. Unused Commitment Fee.
From and including the Effective Date and prior to the Revolving Credit Termination Date, the Borrower shall pay to the Lender an unused commitment fee (the “Unused Commitment Fee”) in the amount of 0.25% of the daily average unused amount of the Revolving Credit Commitment. Such Unused Commitment Fee shall accrue on the unused amount of the Revolving Credit Commitment beginning on the Effective Date and shall continue to accrue thereafter through the Revolving Credit Termination Date. The accrued Unused Commitment Fee shall be payable quarterly in arrears beginning on June 30, 2011, upon written notice to the Borrower by the Lender setting forth such accrued Unused Commitment Fee.

Section 2.4. Borrowing Notices.
The Borrower shall give the Lender irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Columbus, Ohio time) on the Borrowing Date for each LIBO Rate Advance. The Lender will make funds available to the Borrower by making Advances into one of Borrower’s deposit accounts with Lender.
Section 2.5. Required Loan Payments.
The Borrower hereby unconditionally promises to pay to the Lender the Loans as follows:
Section 2.5.1. Required Payments of the Term Loan.
The outstanding principal balance of the Term Loan shall be payable to the Lender in equal consecutive monthly installments in the amount of $357,142.86 on each Term Loan Payment Date, commencing with the Term Loan Payment Date of April 1, 2011 and continuing thereafter until the Term Loan Termination Date, at which time the outstanding principal balance of the Term Loan, together with all interest accrued thereon, shall be due and payable in full.
Section 2.5.2. Required Payments of Revolving Credit Loans.
The Outstanding Revolving Credit Exposure and all other unpaid Obligations (other than Obligations with respect to the Term Loan) shall be paid in full by the Borrower to the Lender on the Revolving Credit Termination Date.
Section 2.6. Optional Principal Payments.
The Borrower may from time to time prepay, without penalty or premium, all or any portion of outstanding LIBO Rate Advances. The Borrower agrees to pay all applicable fees, costs, breakage, penalties or premiums owed to the Lender or its affiliates by the Borrower for prepayment of any Rate Management Transaction to the extent required under the terms thereof, including, without limitation, the costs associated with an “Additional Termination Event,” “Affected Transaction,” “Early Termination Date,” “Event of Default,” “Potential Event of Default,” “Terminated Transactions,” or a “Termination Event,” all as defined in any Rate Management Transaction.
Section 2.7. Interest Rates.
Advances with respect to both the Revolving Credit Loans and the Term Loan shall be comprised entirely of LIBO Rate Loans. Each LIBO Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made. Changes in the rate of interest of any LIBO Rate Advance will take effect simultaneously with each change in the LIBO Rate in accordance with the terms hereof.

Section 2.8. Rates Applicable After Default; Late Payment.
(i) Notwithstanding anything to the contrary contained herein, during the continuance of a Default or Unmatured Default the Lender may, at its option, by notice to the Borrower, declare that no Advance may be made. During the continuance of a Default the Lender may, at its option, by notice to the Borrower, declare that each LIBO Rate Advance shall bear interest at a rate per annum equal to the LIBO Rate in effect from time to time plus 3% per annum, provided that, during the continuance of a Default under Section 7.1.6 or 7.1.7, such interest rate shall be applicable to all Loans without any election or action on the part of the Lender.
(ii) Any installment or other payment required to be made by the Borrower in connection with the Loans which is not made within ten (10) days of the date of such installment or payment is due shall be subject to a late charge equal to 5% of the amount of the installment or payment.
Section 2.9. General Terms With Respect to Payment of Obligations.
(i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s addresses specified pursuant to Section 8.13, by 2:00 p.m. (Columbus, Ohio time) on the date when due. The Lender is hereby authorized to charge the accounts of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.
(ii) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, in which it will record (a) the amount of each Loan made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (c) the amount of any sum received by the Lender hereunder from the Borrower. The Lender may, if the Lender so elects in connection with any transfer of its Loans or enforcement of this Agreement or the Notes, endorse on a schedule forming a part hereof or the Notes appropriate notation to evidence the foregoing information with respect to the principal and interest then outstanding.
(iii) The entries maintained in the accounts maintained pursuant to paragraph (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, absent manifest error; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(iv) The Lender shall prepare and the Borrower shall execute and deliver to the Lender appropriate Notes payable to the order of the Lender to evidence the Loans. The Loans evidenced by such Notes and interest thereon shall at all times (including after any assignment pursuant to Section 8.18) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.18.

Section 2.10. Telephonic and Electronic Notices.
The Borrower hereby authorizes the Lender to extend or continue Advances, and to transfer funds based on telephonic or electronic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically or electronically. The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.
Section 2.11. Interest Payment Dates; Interest and Fee Basis.
Interest accrued on each LIBO Rate Advance shall be payable on each Term Loan Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, the due date shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.
Section 2.12. Continuation and Continuation of Outstanding Advances.
Each LIBO Rate Advance shall continue as a LIBO Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBO Rate Advance shall be automatically converted into a LIBO Rate Advance with a one month Interest Period unless (x) such LIBO Rate Advance is or was repaid in accordance with the terms of this Agreement, or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such LIBO Rate Advance continue as a LIBO Rate Advance for the same or another Interest Period. The Borrower shall give the Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion or continuation of a LIBO Rate Advance not later than 10:00 a.m. (Columbus time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i) the requested date, which shall be a Business Day, of such conversion or continuation,
(ii) the aggregate amount of the Advance which is to be converted or continued, and
(iii) the amount of such Advance which is to be converted into or continued as a LIBO Rate Advance and the duration of the Interest Period applicable thereto.

ARTICLE III
Yield Protection; Taxes
Section 3.1. Yield Protection.
If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(i) subjects the Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of LIBO Rate Loans, or
(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to LIBO Rate Advances), or
(iii) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining LIBO Rate Loans or reduces any amount receivable by the Lender in connection with LIBO Rate Loans, or requires the Lender to make any payment calculated by reference to the amount of LIBO Rate Loans or interest by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining its LIBO Rate Loans or Commitments or to reduce the return received by the Lender, in connection with such LIBO Rate Loans or Commitments, then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.
Section 3.2. Changes in Capital Adequacy Regulations.
If the Lender reasonably determines the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender is increased as a result of a Change, then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender reasonably determines is attributable to this Agreement, the Outstanding Credit Exposure or any Commitment, as the case may be, hereunder (after taking into account the Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender. “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 3.3. Taxes.
(i) All payments by the Borrower to or for the account of the Lender hereunder or under the Notes shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) upon the request of the Lender, the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution or delivery of, or otherwise with respect to, this Agreement or the Notes (“Other Taxes”).
(iii) The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Lender makes demand therefor pursuant to Section 3.4.
Section 3.4. Lender Statements; Survival of Indemnity.
The Lender shall deliver a written statement of the Lender to the Borrower as to the amount due, if any, under Sections 3.1, 3.2 or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBO Rate Loan shall be calculated as though the Lender funded its LIBO Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBO Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.3 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
Conditions Precedent
Section 4.1. Effective Date.
(i) The obligation of the Lender to make the initial Revolving Credit Loan and the Term Loan is subject to the satisfaction of the following conditions:
The Borrower shall have furnished the Lender with:
(a) Certified copy of the resolutions of the Borrower, authorizing the execution of and delivery of, and the performance of its obligations under, this Agreement, the Loan Documents and any other documents to be delivered by the Borrower pursuant hereto and thereto.
(b) Certified copy of the Charter Documents of the Borrower, including any and all amendments thereto, as in effect on the date of this Agreement, together with good standing certificates.
(c) A certificate of the secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this Agreement, the Loan Documents and any other documents or certificates to be delivered pursuant hereto and thereto by the Borrower, together with the true signatures of such officers.
(d) The Notes required by the Lender pursuant to Section 2.9 payable to the order of the Lender, duly executed by the Borrower.
(e) The documents and items set forth in the Closing Agenda.
(f) All other Loan Documents executed by the parties thereto.
(g) Such other documents as the Lender or its counsel may have reasonably requested.
(ii) The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.
Section 4.2. Each Loan.
The obligation of the Lender to make (x) any Revolving Credit Loan, including the initial Revolving Credit Loan, upon the delivery of a Borrowing Notice pursuant to Section 2.4 and (y) the Term Loan also is subject to the satisfaction of the following conditions:
(i) There exists no Default or Unmatured Default.

(ii) The representations and warranties contained in Article V are true and correct in all material respects as of the date of this Agreement and except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
(iii) No law or regulation prohibits, and no order, judgment or decree of any arbitrator or government authority enjoins or restrains the Lender from making the requested Advance.
Each Borrowing Notice with respect to each Loan shall constitute a representation and warranty by the Borrower to the Lender that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V
Representations And Warranties
The Borrower represents and warrants to the Lender that:
Section 5.1. Existence and Standing.
The Borrower is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Borrower’s Subsidiaries is a corporation or limited liability company incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless the failure to obtain such authority would not have a Material Adverse Effect.
Section 5.2. Authorization and Validity.
The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 5.3. No Conflict; Government Consent.
Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s Charter Documents or (iii) the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
Section 5.4. Financial Statements.
The financial statements of the Borrower and its Subsidiaries for the 2007, 2008, 2009 and 2010 fiscal years and the fiscal quarter ended October 2, 2010 heretofore delivered to the Lender were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
Section 5.5. Material Adverse Change.
Since October 2, 2010, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
Section 5.6. Taxes.
The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed (or have filed appropriate extensions therefor) and have paid all taxes due pursuant to said filed returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (other than a Permitted Lien), and (ii) where failure to file the applicable return and pay the tax could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, except for Permitted Liens. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 5.7. Litigation and Contingent Obligations.
Except as set forth on Schedule 1, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 1, the Borrower does not have any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
Section 5.8. Subsidiaries.
Schedule 2 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
Section 5.9. ERISA.
Except as set forth on Schedule 5, there are no Unfunded Liabilities of any Single Employer Plans. The Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
Section 5.10. Accuracy of Information.
No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
Section 5.11. Federal Reserve Regulations.
Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 5.12. Material Contracts.
With respect to each Material Contract, except as could not reasonably be expected to have a Material Adverse Effect, (a) such Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower or any of its Subsidiaries that is a party thereto, and to its knowledge, the other parties thereto, enforceable in accordance with its terms, (b) such Material Contract will not be terminated as a result of this Agreement, (c) the Borrower and any of its Subsidiaries that is a party thereto are not in default in any material respect under such Material Contract and, to its knowledge, no event has occurred which, with the passage of time, would constitute such a default, and (d) to its knowledge, no other party is in default under such Material Contract.
Section 5.13. Compliance With Laws.
The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the Borrower, the conduct of its businesses or the ownership of its respective Property, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
Section 5.14. Ownership of Properties.
(i) Except as set forth on Schedule 3, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries.
(ii) Each of the Borrower and each of its Subsidiaries has complied with all material obligations under each lease to which it is a party and that are material to the Borrower and its Subsidiaries unless any such noncompliance by such Person under such lease would not result in a Material Adverse Effect and all such leases are in full force and effect. Each of the Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in which such Person is a lessee.
(iii) Schedule 4 sets forth the address of all real property that is owned or leased by the Borrower or any of its Subsidiaries as of the Effective Date after giving effect to the transactions contemplated hereby.
(iv) As of the Effective Date, neither the Borrower nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any of its respective real properties or any sale or disposition thereof, in lieu of condemnation. None of the Borrower’s or any of its Subsidiaries’ real properties, nor any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.

Section 5.15. Intellectual Property.
The Borrower and its Subsidiaries own, license or otherwise have the right to use, all Intellectual Property used in or necessary for the operation of their respective businesses presently conducted or proposed to be conducted, free and clear of any Liens, and has the right to use its Intellectual Property without payment to any Person, except where the failure to make such payments would not have a Material Adverse Effect. Except as listed on Schedule 6, there are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of the Borrower, threatened with respect to any Intellectual Property owned by the Borrower or any of its Subsidiaries, and to the knowledge of the Borrower there are no interference, opposition or cancellation proceedings or infringement suits pending or threatened with respect to Intellectual Property licensed by the Borrower or any of its Subsidiaries. Except as listed on Schedule 6, to the knowledge of the Borrower, no Person is interfering with, infringing upon, misappropriating or otherwise in conflict with any Intellectual Property owned by the Borrower or any of its Subsidiaries to the extent any of the foregoing could result in a Material Adverse Effect. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries respectively have interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Person. Neither the Borrower nor any of its Subsidiaries have received any claim alleging such action.
Section 5.16. Plan Assets; Prohibited Transactions.
The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of any Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
Section 5.17. Environmental Matters.
In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws are not reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that any of its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Investment Company Act.
Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 5.19. Public Utility Holding Company Act.
Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended.
Section 5.20. Post Retirement Benefits.
The present value of the expected cost of post retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Lender, does not exceed $100,000.00.
Section 5.21. Solvency.
(i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 5.22. Labor Matters.
As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
Section 5.23. Customers and Suppliers.
No customer or supplier of the Borrower or any Subsidiary has notified the Borrower or any Subsidiary of an intention to, and to the knowledge of the Borrower, no customers or suppliers of the Borrower or any Subsidiary intends to, cease doing business with the Borrower or any Subsidiary or to reduce the amount of goods or services purchased or sold on a regular on-going basis from the Borrower or any Subsidiary, which cessation or reduction could have a Material Adverse Effect.
ARTICLE VI
Covenants
During the term of this Agreement, unless the Lender shall otherwise consent in writing:
Section 6.1. Financial Reporting.
The Borrower will maintain for itself and its Subsidiaries a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lender:
(i) Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis for the Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and statements of cash flows, accompanied by any management letter prepared by said accountants.
(ii) Within 45 days after the close of each quarterly period of each of its fiscal years, consolidated unaudited internally prepared balance sheets for the Borrower and its Subsidiaries as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, all certified by its chief financial officer.

(iii) Within 45 days after the close of each quarterly period of each of its fiscal years, a Compliance Certificate, which shall include compliance with Section 6.31, in form and substance satisfactory to the Lender signed by an Authorized Officer.
(iv) Promptly after the same are sent, copies of all quarterly financial statements, reports and notice which the Borrower sends to its stockholders as stockholders and promptly after the same are filed, copies of all financial statements and reports (including, without limitation, reports on Forms 10-K, 10-Q and 8-K) which the Borrower may make to, or file with, and copies of all material notices the Borrower receives from, the Securities and Exchange Commission or any public body succeeding to any or all of the functions of the Securities and Exchange Commission.
(v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(vi) Such other information (including non financial information) as either the Lender may from time to time reasonably request.
(vii) Reports required to be delivered pursuant to subsections 6.1(i), 6.1(ii), and, to the extent relating to reports on Forms 10-K, 10-Q and 8-K and other reports, financial statements and notices posted on the Securities and Exchange Commission’s website, subsection 6.1(iv), shall be deemed to have been delivered on the date on which such report, financial statement or notice is posted on the Securities and Exchange Commission’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of such subsections.
Section 6.2. Use of Proceeds.
The Borrower will, and will cause each Subsidiary to, use the proceeds of (i) the Term Loan for general corporate purposes, including in connection with Permitted Acquisitions and the payment or reimbursement of fees and other costs incurred in connection with Permitted Acquisitions; and (ii) the Revolving Credit Loans for working capital purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 6.3. Notice of Certain Events.
The Borrower will give prompt notice in writing to the Lender of the occurrence of (i) any Default or Unmatured Default; (ii) all suits, actions or other proceedings commenced or threatened in writing against the Borrower or any of its Subsidiaries where the amount claimed is $500,000 or more; (iii) any dispute that is reduced to writing or that could otherwise have a Material Adverse Effect and arises between the Borrower and any governmental regulatory body or law enforcement authority; (iv) any matter that has resulted or is reasonably likely to result in a Material Adverse Effect with respect to the Borrower or any Subsidiary; and (v) the loss or destruction of any material asset (but excluding the write off or write down of goodwill in connection with any Acquisition) of the Borrower or any of its Subsidiaries not covered by insurance.
Section 6.4. Conduct of Business.
The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted. The Borrower will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower will cause each Subsidiary to do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company, as the case may be, in its jurisdiction of organization, and to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to maintain such authority would not have a Material Adverse Effect.
Section 6.5. Taxes.
The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and as to which no Lien exists (other than a Permitted Lien).
Section 6.6. Insurance.
The Borrower will, and will cause each Subsidiary to, (a) maintain with financially sound and reputable insurance companies fire and extended coverage insurance on their insurable Property containing a lender’s loss payable clause in favor of the Lender, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Lender, (b) maintain such other insurance on their Property for the benefit of the Lender as the Lender shall from time to time reasonably request, (c) furnish to the Lender upon the request of the Lender from time to time evidence (on ACORD Form 28) of such insurance, and (d) maintain general liability and other insurance that may be reasonably requested by the Lender in amounts reasonably satisfactory to the Lender.

Section 6.7. Compliance with Laws.
The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including all Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
Section 6.8. Maintenance of Properties.
The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
Section 6.9. Books and Records; Inspection.
The Borrower will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects are made for all dealings and transactions in relation to its business and activities, and (ii) permit the Lender, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as each Lender may designate, and upon reasonable prior notice to the Borrower.
Section 6.10. Dividends.
The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare and pay dividends on its capital stock and repurchase its capital stock provided that no Default or Unmatured Default shall exist before or after giving effect to such dividends and distributions or repurchases, or be created as a result thereof.
Section 6.11. Indebtedness.
The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(i) The Loans in favor of the Lender.
(ii) Indebtedness existing on the date hereof and described in Schedule 3 and replacements and refinancings thereof in the same or lesser amounts.
(iii) Indebtedness arising under Rate Management Transactions, which have been approved by the Lender, related to the Loans.

(iv) Other Indebtedness permitted under Section 6.17.
(v) Other unsecured Indebtedness in an aggregate amount not to exceed $100,000 at any one time.
Section 6.12. Merger.
Which consents will not be unreasonably withheld or delayed, the Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary without the written consent of the Lender.
Section 6.13. Sale of Assets.
The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
(i) Sales of inventory, supplies, materials and equipment, in each case in the ordinary course of business.
(ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than the ordinary course dispositions described in all other clauses of this Section) as permitted by this Section during the twelve month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.
(iii) Any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower’s business.
(iv) Any sale, transfer or lease of fixed assets in the ordinary course of business which are replaced by substitute assets within a twelve-month period of such disposition.
(v) The sale of Cash Equivalent Investments in the ordinary course of business.
(vi) The abandonment, cancellation or disposition of any Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business.
Section 6.14. Performance of Material Contracts.
The Borrower will, and will cause each Subsidiary to, perform and comply with, in accordance with its terms, all provisions of each Material Contract, to the extent any non-performance or non-compliance could result in a Material Adverse Effect.

Section 6.15. Investments and Acquisitions.
The Borrower will not, nor will it permit any Subsidiary to, make any Investments or commitments therefor, become or remain a partner in any partnership, limited liability company or joint venture, or make any Acquisition of any Person, except:
(i) Cash Equivalent Investments.
(ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 2.
(iii) Permitted Acquisitions.
Section 6.16. Liens.
The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any (x) Lien in, of or on the Property of the Borrower or any of its Subsidiaries, or (y) agreement with any Person (other than the Lender) which prohibits or restricts the granting of any such Lien of any kind in favor of the Lender, except the following (“Permitted Liens”):
(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.
(v) Liens existing on the date hereof and described in Schedule 3 (and refinancings and replacements thereof that secure the same debt (or debt permitted to be refinanced hereunder) and are limited to the same assets).
(vi) Liens on leases permitted under Section 6.17 hereof.

Section 6.17. Leases.
The Borrower will not, nor will it permit any Subsidiary to, enter into any one lease (including Operating Leases or Capitalized Lease Obligations) providing for annual rentals which exceed $500,000.00.
Section 6.18. Affiliates.
The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower would obtain in a comparable arms length transaction.
Section 6.19. Subordinated Indebtedness.
The Borrower will not, nor will it permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.
Section 6.20. Sale of Accounts.
The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.
Section 6.21. Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities.
The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Rate Management Obligation, (ii) Sale and Leaseback Transaction or (iii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Rate Management Obligations permitted by Section 6.25.
Section 6.22. Contingent Obligations.
The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation, except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guaranties comprising Indebtedness permitted under Section 6.11 and (iii) normal product warranties and indemnities in favor of vendors and customers entered into in the ordinary course of business and relating to products or services sold or performed by the Borrower or any Subsidiary.

Section 6.23. Letters of Credit.
The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than the Facility LCs.
Section 6.24. Primary Depository.
The Borrower will maintain its primary operating bank accounts with the Lender.
Section 6.25. Required Rate Management Transactions.
Within 30 days of the funding of the Term Loan, the Borrower will enter into one or more transactions of the type described in the definition of “Rate Management Transactions” with one or more financial institutions acceptable to the Lender in its reasonable discretion, providing for a fixed rate of interest on a notional amount of at least $15,000,000, and upon such other terms agreed to by the Lender and the Borrower.
Section 6.26. Clean Out Period.
The Borrower will cause there to be no Revolving Credit Loans outstanding under the Revolving Credit Note for a period of 30 consecutive days during each period commencing on July 1 of each year through and including June 30 of the following year.
Section 6.27. Change in Principal Office.
The Borrower will not move its principal office, executive office or principal place of business without 30 days prior notice to the Lender.
Section 6.28. Prepayments.
The Borrower will not, nor will permit any Subsidiary to, pay any Indebtedness prior to its scheduled maturity other than the Notes as permitted by and in accordance with the Notes and this Agreement.
Section 6.29. Organizational and Business Activities.
The Borrower will not, nor will it permit any Subsidiary to (i) amend the Charter Documents of the Borrower or any Subsidiary in any way that would reasonably be expected to result in a Material Adverse Effect, or (ii) without the written consent of Lender, such consent not to be unreasonably withheld or delayed, change the Borrower’s or any Subsidiary’s legal form, effect any reorganization or recapitalization or engage in any business activities or operations substantially different from or unrelated to its present business.

Section 6.30. [Reserved].
Section 6.31. Financial Covenants.
Section 6.31.1. Fixed Charge Coverage Ratio.
The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter, commencing with the fiscal quarter ending on (or on the date nearest to) March 31, 2012, to be less than 1.1 to 1.0.
Section 6.31.2. Funded Debt Leverage Ratio.
The Borrower will not permit the Funded Debt Leverage Ratio, determined as of the last day of each fiscal quarter, commencing with the fiscal quarter ending on (or on the date nearest to) March 31, 2012, to be greater than 2.25 to 1.00.
Section 6.31.3. Consolidated Net Worth.
The Borrower will maintain Consolidated Net Worth of not less than $52,000,000 as of the end of fiscal year 2011, with such amount to be increased as of the end of each fiscal year thereafter by the amount equal to 50% of Consolidated Net Income for each such fiscal year, but without any deduction for any consolidated net loss for any such fiscal year.
ARTICLE VII
Defaults, Acceleration, Remedies, and Waivers
Section 7.1. Defaults.
The occurrence of any one or more of the following events shall constitute a Default:
Section 7.1.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Loan or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
Section 7.1.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any fee or other obligations under any of the Loan Documents within 10 days of the date when due.
Section 7.1.3. The breach by the Borrower of Section 6.2, any of Sections 6.10 through 6.13, Sections 6.15 through 6.26, or Section 6.31.
Section 7.1.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document, which is not remedied within 30 days after the occurrence of such breach, or, in the case of any other Loan Document, such lesser period of grace as is specifically applicable to such breach in such Loan Document.

Section 7.1.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $100,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries (beyond the applicable grace period with respect thereto, if any) under any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
Section 7.1.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.1.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.1.7.
Section 7.1.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.1.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
Section 7.1.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
Section 7.1.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.1.10. The representations and warranties set forth in Section 5.9 (ERISA) shall at any time not be true and correct.
Section 7.1.11. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
Section 7.1.12. The representations and warranties set forth in Section 5.16 (Plan Assets; Prohibited Transactions) shall at any time not be true and correct.
Section 7.1.13. [Reserved].
Section 7.1.14. Any Change in Control shall occur.
Section 7.1.15. Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the default by the Borrower or any Subsidiary under any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any the Lender or Affiliate of a Lender is a party thereto.
Section 7.1.16. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $100,000 per annum.
Section 7.1.17. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.00.
Section 7.1.18. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Acceleration; Remedies.
Section 7.2.1. If any Default described in Section 7.1.6 or 7.1.7 occurs with respect to the Borrower, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may (a) terminate or suspend the obligations of the Lender to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay.
Section 7.2.2. Upon the occurrence of any Default, the Lender shall have all of the rights and remedies provided by any law or agreement.
Section 7.2.3. Upon the occurrence of any Default and the acceleration of the Obligations, payments due under the Loans shall be paid in the following order:
(i) FIRST, the payment of all Obligations owing to the Lender, in such order as the Lender shall determine; and
(ii) SECOND, the balance, if any, after all of the Obligations have been satisfied, shall be paid to the Borrower, or deposited by the Lender into the Borrower’s general operating account with the Lender, as the Borrower shall direct.
Section 7.3. Preservation of Rights.
No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of Loans notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to the making of such Loans shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 8.12, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.
Section 7.4. Setoff.
In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.

ARTICLE VIII
General Provisions
Section 8.1. Survival of Representations.
All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
Section 8.2. Governmental Regulation.
Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
Section 8.3. Headings.
Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
Section 8.4. Entire Agreement.
The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.
Section 8.5. Benefits of this Agreement.
This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
Section 8.6. Expenses; Indemnification.
(i) The Borrower shall reimburse the Lender for any reasonable costs, internal charges and out of pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any reasonable costs, internal charges and out of pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which it may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 8.6 shall survive the termination of this Agreement.
Section 8.7. Severability of Provisions.
Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
Section 8.8. Nonliability of the Lender.
The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that the Lender shall not have any liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Lender shall not have liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
Section 8.9. Confidentiality.
The Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender and its Affiliates or to a Transferee; provided that such Transferee agrees to be bound by the terms of this Section 8.9, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person as may be required or be necessary in connection with any legal proceeding to which the Lender is a party, and (vi) permitted by Section 8.20.

Section 8.10. Nonreliance.
The Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.
Section 8.11. Disclosure.
The Borrower and the Lender hereby (i) acknowledge and agree that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of the Lender or Affiliate of the Lender to the Borrower, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the Lender or its Affiliates.
Section 8.12. Amendments.
The Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default hereunder.
Section 8.13. Notices.
Except as otherwise permitted by Section 2.4 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of the Lender, at its address or facsimile number set forth on the signature pages hereof, or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section 8.13. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Lender under Article II shall not be effective until received.
Section 8.14. Change of Address.
The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

Section 8.15. Counterparts.
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and the Lender.
Section 8.16. Choice of Law.
The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of Ohio, but giving effect to federal laws applicable to national banks.
Section 8.17. Consent to Jurisdiction.
The Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Lender or any Affiliate of the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in Columbus, Ohio.
Section 8.18. Assignments.
The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. The consent of the Borrower shall not be required for any assignment.
Section 8.19. Participations.
The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loans made by the Lender, the Notes held by the Lender, the Commitments of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its respective Loans and the holder of its Notes issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

Section 8.20. Dissemination of Information.
The Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession concerning the creditworthiness of the Borrower; provided that such Transferee agrees to be bound by the provisions of Section 8.9.
Section 8.21. Successors and Assigns.
The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents.
Section 8.22. WAIVER OF JURY TRIAL.
THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
Section 8.23. Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 8.24. IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account or establishes a relationship with the Lender. What this means: When a Person opens an account or establishes a relationship with the Lender, the Lender may ask the name, address, date of birth, and other information that will allow the Lender to identify the Person who opens an account or establishes a relationship with the Lender. The Lender may also ask to see identifying documents for the Person.
[Signatures contained on following page]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

BORROWER:

R. G. Barry Corporation,
an Ohio corporation

By:

José G. Ibarra, Chief Financial Officer

Address:
13405 Yarmouth Rd., NW
Pickerington, OH 43147
Attn: Chief Financial Officer
Telephone: (614) 864-6400
Facsimile: (614) 729-7152
Email:	jibarra@rgbarry.com and
ascarberry@rgbarry.com

LENDER:

The Huntington National Bank,
a national banking association

By:

Bud Ward, Senior Vice President

Address:
41 South High Street, 8th Floor
Columbus, OH 43215
Attention: Bud Ward
Telephone: (614) 480-3412
Facsimile: (614) 480-3698
Email:	bud.ward@huntington.com
Signature Page to Credit Agreement

EXHIBIT C
FORM OF REVOLVING CREDIT NOTE

$10,000,000.00	March 1, 2011
R. G. Barry Corporation, an Ohio corporation, and its successors and assigns (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of the Lender in Columbus, Ohio, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Credit Loans in full on the Revolving Credit Termination Date or on such other date(s) as provided in the Agreement.
The Borrower agrees that all loan advances made by the Lender under this Note will be evidenced by entries made by the Lender in its electronic data processing system and/or internal memoranda maintained by the Lender. The Borrower further agrees that (i) the sum or sums shown on the most recent printout from the Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the principal sum and of the amount of any accrued interest due hereon, provided, however, the failure of the Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof, and (ii) such a printout may be attached to this Note and shall be incorporated herein by reference as if fully written herein.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of March 1, 2011 (which, as it may be amended, modified, supplemented, extended, restated and replaced from time to time, is herein called the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
The Borrower, and any indorser, surety or guarantor, hereby severally waive presentment, notice of dishonor, protest and notice of protest, and diligence in bringing suit against any party hereto, and consent that, without discharging any of them, the time of payment may be extended an unlimited number of times before or after maturity without notice.

Exhibit C-1

THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

BORROWER:

R. G. Barry Corporation,
an Ohio corporation

By:

Its:

Exhibit C-2

EXHIBIT D
FORM OF TERM NOTE

$30,000,000.00	March 1, 2011
R. G. Barry Corporation, an Ohio corporation, and its respective successors and assigns (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of the Lender in Columbus, Ohio, together with interest on the unpaid principal amount hereof at the rates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Term Loan on the dates set forth in the Agreement.
The Borrower agrees that all loan advances made by the Lender under this Note will be evidenced by entries made by the Lender in its electronic data processing system and/or internal memoranda maintained by the Lender. The Borrower further agrees that (i) the sum or sums shown on the most recent printout from the Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the principal sum and of the amount of any accrued interest due hereon, provided, however, the failure of the Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof, and (ii) such a printout may be attached to this Note and shall be incorporated herein by reference as if fully written herein.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of March 1, 2011 (which, as it may be amended, modified, supplemented, extended, restated and replaced from time to time, is herein called the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
The Borrower, and any indorser, surety or guarantor, hereby severally waive presentment, notice of dishonor, protest and notice of protest, and diligence in bringing suit against any party hereto, and consent that, without discharging any of them, the time of payment may be extended an unlimited number of times before or after maturity without notice.

Exhibit D-1

THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

BORROWER:

R. G. Barry Corporation,
an Ohio corporation

By:

Its:

Exhibit D-2